EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK, INC. ANNOUNCES REGULAR QUARTERLY DIVIDEND

DES PLAINES, IL, March 30, 2009 -- Schawk, Inc. -- (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, today reported that its Board of Directors has declared a regular quarterly dividend of $0.0325 per share, payable on April 15, 2009, to Schawk, Inc. Class A common stockholders of record as of April 10, 2009.

David A. Schawk, president and chief executive officer, commented:  “The dividend payment is evidence of Schawk’s commitment to delivering value to its shareholders and reflects our confidence in satisfactorily resolving any loan covenant concerns with our lenders.”   This will be the 127th consecutive dividend paid by Schawk, Inc. and its predecessor company.

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity.  With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints.  Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  Specifically, without limitation, statements relating to the resolution of loan covenant concerns with the Company’s lenders described above are forward-looking statements within the meaning of the safe harbor.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with the Company’s loan facilities, including its ability to obtain waivers or amendments as necessary on commercially reasonable terms, or at all, as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission.